Exhibit 3.1

1847 HOLDINGS LLC

AMENDMENT NO. 4 TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

This AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Amendment”) of 1847 Holdings LLC, a Delaware limited liability company (the “Company”), shall be effective as of March 11, 2025, and is entered into by 1847 Partners LLC, as the Manager. Capitalized terms used, but not otherwise defined, in this Amendment have the meanings ascribed to them in the Second Amended and Restated Operating Agreement of the Company, dated January 19, 2018, as amended (the “Operating Agreement”).

BACKGROUND

A. Section 3.2(a) of the Operating Agreement provides that the number of Common Shares that the Company is authorized to issue may be increased from time to time by an amendment to the Operating Agreement upon the adoption of a resolution by the affirmative vote of at least a majority of the Entire Board of Directors declaring such amendment to be advisable and the approval of such amendment by the affirmative vote of the holders of a majority of the Common Shares then Outstanding present in person or represented by proxy at a meeting of the Members.

B. On December 30, 2024, the Entire Board of Directors unanimously adopted resolutions by written consent that authorized and approved this Amendment to amend Section 3.2(a) of the Operating Agreement to increase the number of Common Shares that the Company is authorized to issue.

C. On the date hereof, the Company held a special meeting of Members at which a majority of the Common Shares present in person or represented by proxy approved this Amendment.

AGREEMENT

Accordingly, the Operating Agreement is hereby amended as follows:

1. Amendment to Section 3.2(a). The first sentence of Section 3.2(a) of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

“The Company and the Board of Directors, by resolution on behalf of the Company, are authorized to issue up to Two Billion (2,000,000,000) Common Shares in one or more series.”

2. No Other Changes. All terms and provisions of the Operating Agreement shall otherwise remain valid, binding and unchanged.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date and year set forth above.

1847 PARTNERS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Manager